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                                                                    Exhibit 23.3

                    Consent of Semple & Cooper, P.L.C.

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Stock Option Plan of American Architectural Products Corporation of our report dated January 31, 1997, with respect to the combined balance sheets of Eagle Window & Door, Inc. and Subsidiaries and Taylor Building Products Company as of December 31, 1995 and August 29, 1996, and the related combined statements of operations and accumulated deficit, and cash flows for the year ended December 31, 1995, and the eight months ended August 29, 1996, included in the Annual Report (Form 10-K) for the year ended December 31, 1997.


                                                            SEMPLE & COOPER, LLP

Phoenix, Arizona
August 7, 1998